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                        SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


                              October 4, 1999
          ------------------------------------------------
          Date of Report (Date of earliest event reported)


                      INHALE THERAPEUTIC SYSTEMS, INC.
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)


          Delaware                 023556             94-3134940
----------------------------    ------------      -------------------
(State or other jurisdiction    (Commission        (I.R.S. Employer
     of incorporation)          File Number)      Identification No.)


                           150 Industrial Road
                           San Carlos, CA 94070
                ----------------------------------------
                (Address of principal executive offices)


                             (650) 631-3100
        ----------------------------------------------------
        (Registrant's telephone number, including area code)


                                       1.

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS


     On October 4, 1999, Inhale Therapeutic Systems, Inc. announced that it had entered into a definitive Asset Purchase Agreement with Alliance Pharmaceutical Corp. to acquire Alliance's PulmoSpheres-Registered Trademark-particle and particle processing technology and other related assets for use in respiratory drug delivery. PulmoSpheres-Registered Trademark- technology is a particle formation method designed to enhance the efficiency of and reproducibility of drugs delivered in propellant-based metered dose and in dry powder inhalers.

     Under the terms of the agreement, Alliance will receive a minimum of $15.0 million in cash payments from Inhale and $5.0 million of Inhale common stock. In exchange, Inhale will receive the rights to the PulmoSpheres-Registered Trademark- technology in the field of respiratory delivery, other related assets and $5.0 million in Alliance common stock. On closing of the transaction, Alliance will immediately receive $10.0 million in cash and Inhale will receive $5.0 million in Alliance common stock. In the event that Inhale has completed a financing prior to the close of the transaction, Alliance will receive the additional $5.0 million in cash and the $5.0 million in Inhale common stock at the closing. In the event a financing has not occurred as of the closing date, these additional payments will be made at the earlier of the closing of a subsequent financing or one year following the closing of the Alliance acquisition. The price for the common stock to be received by both Inhale and Alliance will be calculated as an average of the closing price on the 15 trading days prior to issuance, and will be restricted securities as defined in the rules promulgated under the Securities Act of 1933, as amended.

     Among the assets to be acquired pursuant to the agreement is Alliance's intellectual property portfolio for PulmoSpheres-Registered Trademark-, including several patent applications, and the exclusive right to use the technology in the respiratory field. Alliance will retain the right to develop up to two products yet to be specified which will be formulated by Inhale using the PulmoSpheres-Registered Trademark- technology. In addition, Inhale will acquire certain equipment from Alliance consisting primarily of powder processing equipment. These assets have been utilized by Alliance in the development of the PulmoSpheres-Registered Trademark- technology and Inhale expects to continue their use in the further development and application of the technology to Inhale's proprietary technology platform. In addition to the consideration described above, Alliance will have the right to additional substantial payments upon the achievement of certain milestones and royalties on a defined number of products commercialized using the technology.

     The proposed source of consideration for the technology and other assets to be acquired, as well as future payments to be made pursuant to the agreement, is Inhale's current cash and cash equivalents, and to a certain extent, the proceeds from proposed Inhale financings. On October 4, 1999, Inhale filed a current report on Form 8-K relating to its announcement on September 29, 1999, of its intention to issue $100 million aggregate principal amount of convertible subordinated debentures ($120 million if the over-allotment option is exercised in full).

     The transaction has been approved by the Board of Directors of Inhale and Alliance and is subject to the satisfaction of customary closing conditions, including the requirements of the Hart-Scott-Rodino Act, which the parties anticipate meeting in approximately 30 days.

     This report contains forward-looking statements that reflect management's current views as to Inhale's future products, product developments, manufacturing scale-up, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Inhale's reports and other filings with the SEC, including its Form 10-K for the year ending Dec. 31, 1998. Actual results could differ materially from these forward-looking statements.


                                       2.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   INHALE THERAPEUTIC SYSTEMS, INC.


Dated: October 4, 1999             By: /s/ Brigid A. Makes
                                       -----------------------------------
                                       Brigid A. Makes
                                       Chief Financial Officer and Vice
                                       President of Finance and Administration





                                       3.